Exhibit 99.2
QUARTERLY UNAUDITED CONDENSED FINANCIAL INFORMATION
OF THE TRICO SUPPLY GROUP
FOR THE QUARTER ENDED SEPTEMBER 30, 2010

Trico Supply Group Condensed Consolidated Balance Sheets as of September 30, 2010 and December 31, 2009 (Unaudited)	2
Trico Supply Group Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2010 and 2009 (Unaudited)	3
Trico Supply Group Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2010 and 2009 (Unaudited)	4

TRICO SUPPLY GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$24,063	$40,190
Restricted cash	984	2,853
Accounts receivable, net	98,042	71,478
Prepaid expenses and other current assets	12,393	18,006
Assets held for sale	74,050	12,945

Total current assets	209,532	145,472

Net property and equipment, net	410,779	648,973
Intangible assets, net	95,128	116,471
Other assets	13,611	36,959

Total assets	$729,050	$947,875

LIABILITIES AND ACCUMULATED DEFICIT
Current liabilities:
Short-term and current maturities of long-term debt	$449,222	$20,087
Accounts payable	63,169	34,993
Accrued expenses	69,148	71,702
Accrued interest	21,480	8,474
Foreign taxes payable	—	4,594
Income taxes payable	—	8,124

Total current liabilities	603,019	147,974

Long-term debt	—	385,972
Due to Holdco — debt and payables, net	476,635	490,458
Foreign taxes payable	15,662	31,886
Deferred income taxes	8,680	19,219
Other liabilities	15,756	9,790

Total liabilities	1,119,752	1,085,299

Commitments and contingencies	—	—

Total accumulated deficit	(390,702)	(137,424)

Total liabilities and accumulated deficit	$729,050	$947,875

TRICO SUPPLY GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenues	$131,820	$174,736	$345,955	$428,645

Operating expenses:
Direct operating expenses	109,860	129,943	286,957	324,713
General and administrative	15,003	10,333	33,957	31,551
Depreciation and amortization	16,967	15,999	48,652	45,157
Impairments	105,564	1,184	189,752	15,207
(Gain) loss on sales of assets	(4)	762	(3,890)	(14,375)

Total operating expenses	247,390	158,221	555,428	402,253

Operating income (loss)	(115,570)	16,515	(209,473)	26,392

Interest expense, net of amounts capitalized	(47,990)	(5,416)	(85,419)	(23,729)
Interest income	76	2,268	6,907	9,042
Restructuring costs	(6,836)	—	(9,868)	—
Other income (expense), net	67,395	28,344	160	29,288

Income (loss) before income taxes	(102,925)	41,711	(297,693)	40,993

Income tax (benefit) expense	(52,646)	(710)	(39,481)	(18,703)

Net income (loss)	(50,279)	42,421	(258,212)	59,696

Less: Net (income) loss attributable to the noncontrolling interest	—	—	—	(1)

Net income (loss) attributable to Trico Supply Group	$(50,279)	$42,421	$(258,212)	$59,695

TRICO SUPPLY GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended
	September 30,
	2010	2009

Net cash provided by (used in) operating activities	$(9,666)	$55,760

Cash flows from investing activities:
Purchases of property and equipment	(36,941)	(64,197)
Proceeds from sales of assets	15,439	26,224
(Increase) decrease in restricted cash	1,200	1,274

Net cash used in investing activities	(20,302)	(36,699)

Cash flows from financing activities:
Borrowings (repayments) from debt, net	29,109	(52,185)
Repayments on debt between subsidiaries, net	(16,500)	(27,099)
Capital contribution	7,000	20,490
Debt issuance costs	(6,391)	(430)

Net cash provided by (used in) financing activities	13,218	(59,224)

Effect of exchange rate changes on cash and cash equivalents	623	9,247

Net decrease in cash and cash equivalents	(16,127)	(30,916)

Cash and cash equivalents at beginning of period	40,190	64,488

Cash and cash equivalents at end of period	$24,063	$33,572

4